Exhibit 10.1
English Translation of
Equity Transfer Agreement

This Equity Transfer Agreement (the “Agreement”) was executed in Beijing on January 4, 2009 by the following parties:

MAGIC ERA GROUP LIMITED, a limited partnership which was legally established and exists under the British Virgin Islands law, with its principal business operation at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Seller”); and

Jinzhou Halla Electrical Equipment Co. Ltd., a limited company which was established and exists under the laws of the People’s Republic of China, with its principal business operation at 16 Yulu Street, Jinzhou City, China (the “Buyer”).

(The above-mentioned Seller and Buyer are hereinafter collectively referred to as the “Parties,” and each as a “Party”)

Whereas:

A.  Jinan Worldwide Auto Accessory Limited is a limited company established and exists under the laws of the People’s Republic of China with its principal business operation at No. 1 Worldwide Road, Economic & Development Zone of Jinan (the “Company”). Its main business is the development and manufacture of valve and tappets; and

B.  The Seller holds 35% equity interest of Yearcity Limited (“Year City”) which holds 100% equity of the Company. Yearcity does not have any assets and business operations other than 100% ownership of the Company; and

C.  The Seller desires to sell to the Buyer and the Buyer desires to buy from the Seller the 35% equity interest of Yearcity subject to the terms and conditions of the Agreement, whereby the Buyer will acquire the 35% equity interest of the Company indirectly through the acquisition of the 35% interest of Yearcity; and

D.  On January 4, 2009, the board of directors of Yearcity approved the sale of its 35% equity interest by the Seller to the Buyer; and

E.  On January 4, 2009, the board of directors of the Buyer approved its purchase of the 35% equity interest of Yearcity from the Seller and authorized Qingjie Zhao to sign this Agreement; and

F.  On January 4, 2009, the board of directors of the Seller approved its sale of the 35% equity interest of Yearcity to the Buyer.

Therefore, the Parties agree as follows:

Section 1. The Purchase and Sale of Equity Interest

Section 1.1. Purchase and Sale
The Buyer hereby agrees to purchase from the Seller and the Seller hereby agrees to sell to the Buyer 35% of equity interest in Yearcity held by the Seller (“the Transferred Shares”) (such transaction is hereinafter referred to as the “Transaction”).

Section 1.2. The Purchase Price

The Buyer shall pay a total cash consideration (the “Purchase Price”) of RMB 48 million to the Seller.

If the audited net income (including tax return, all references to “audited net income” include tax return unless otherwise specified) of the Company for the 12 months ended December 31, 2008 (the “2008 Audited Net Income”) is between RMB 19.48 million and RMB 22.88 million (including RMB 19.48 million and RMB 22.88 million), the Purchase Price will not be adjusted. If the 2008 Audited Net Income is less than RMB 19.48 million, then the Purchase Price will be reduced to an amount equal to the product of (i) RMB 48 million and (ii) the quotient of the 2008 Audited Net Income divided by RMB 19.48 million. If the 2008 Audited Net Income is more than RMB 22.88 million, then the Purchase Price will be increased to an amount equal to the product of (i) RMB 48 million and (ii) the quotient of the 2008 Audited Net Income divided by RMB 22.88 million.

Section 1.3. The Payment Schedule

The Buyer shall pay the Purchase Price to the Seller in US dollar before May 31, 2009, based on the exchange rate for the conversion of RMB to U.S. dollar published by the China People’s Bank on the payment date.

Section 1.4. The Payment Method

The Parties agree that the Buyer shall pay the Purchase Price to the Seller at the time and amount as specified in Section 1.3 above. Under the circumstances that the Seller deems necessary, the Seller may request the Buyer to pay the Purchase Price to its designated individual, corporation or other organizations.

Section 2. The Effective Date and Closing

Section 2.1 Effective date

This Agreement will become effective upon execution by the authorized representatives of the Parties, that is, the Buyer shall obtain all of the Seller’s equity ownership of the Company.

Section 2.2 Documents Must Be Delivered by the Seller Before the Execution of the Agreement

a) board resolutions of the Seller;
b) copies of the Seller’s qualification documents (the Business Registration Certificate and the Commercial Registration Certificate); and
c) copies of the ID or passport of the authorized representatives of the Seller.

Section 2.3. Documents Must Be Delivered by the Buyer before the Execution of the Agreement
a) board resolutions of the Buyer;
b) copies of the Buyer’s qualification documents (the Business Registration Certificate and the Commercial Registration Certificate); and
c) copies of the ID or passport of the authorized representatives of the Buyer

Section 2.4. Closing

The closing of the transactions contemplated hereby shall take place on the date hereof.

Section 3. Representations, Warranties and Covenants

Section 3.1 The Buyer and the Seller each represents and warrants to the other Party the following:

A. It is duly organized, validly and effectively existing under the laws of its place of incorporation, and is in good standing;
B. It has the requisite corporate power and authority to deliver and execute the Agreement and perform its obligations thereunder;
C. It has adopted all the necessary corporate actions to authorize it to execute the agreement;
D. Upon execution by the Parties’ authorized representatives, this Agreement will be effective and legally binding on the Parties;
E. The execution of the Agreement and performance of the obligations thereunder will not conflict with, violate or contradict with its charter documents, any applicable laws, regulations or government approvals or authorization, or any agreements to which it is a party;
F. Such Party is in compliance with the applicable laws and regulations and there are no material lawsuits, arbitration, administrative penalty, bankruptcy, restructuring, close down and any other legal proceedings that may affect the execution and performance of this Agreement; and
G. All the information provided by such Party in connection with this Transaction is valid, accurate and complete, and not misleading in any aspect. All representations and warranties made by such Party are valid, accurate and complete in all material aspects as of the date of execution of the Agreement.

Section 3.2. The Seller represents and warrants the following:

A. The Seller has disclosed all important information about the Company in the Company’s financial reports. If the Seller intentionally omitted any material information that should have been disclosed, the Seller shall be liable to the Buyer; and
B. After the completion of the transfer of the Transferred Shares, the Seller shall assist the Buyer in the transition of the Company and dealing with third parties including the government and banks.

Section 3.3. The Buyer represents and warrants the following:

A. The Buyer’s capital is legal;
B. The Buyer shall develop the Company and its products based on the Company’s long-term development; and
C. The Buyer shall adjust the Company’s current management team based the Company’s development needs.

Section 4. Confidentiality

Section 4.1 Confidentiality obligations

Except disclosures as required by the applicable laws and regulations (including disclosures as required by the rules of United States Securities and Exchange Commission), each Party shall keep confidential the contents of this Agreement and the Confidential Information of the Other Party, shall not use such information for purposes other than for this Agreement, and shall not disclose such information to any cooperative manufacturers.

Notwithstanding the above, the Parties may disclose the contents of this Agreement and the other Party’s Confidential Information to its employees, directors and professional consultants, restricted to the reasonable needs to fulfill the purpose of this Agreement. The Parties shall assure that such employees, directors and professional consultants understand and comply with the confidentiality obligation hereunder.

Section 4.2   Confidential information

For the purpose of Section 4, a Party’s “Confidential Information” refers to such Party’s business operation, business strategy, business plan, investment plans, products, sales, customers, employees, marketing, technology, accounting or other related aspects or anything related information, in oral or written, which includes, but is not limited to, all reports and records and all copies (electronic copies are included), copies, translations of such information.

Section 4.3 Term of the confidentiality obligations

This Section 4 survives the term of the Agreement indefinitely.

Section 5. Force majeure

Section 5.1. “Force majeure” refers to all events that are unforeseeable at the signing of the Agreement and prevents the Party from carrying our all or partial of its obligations under the Agreement after the signing of the Agreement, the occurrence and consequence of which is unavoidable.  Such events include earthquakes, typhoon, flood, fire, war, domestic and international traffic trouble, government or public actions, infectious diseases, civil unrest, strikes, and any other unforeseeable, unavoidable situations.

Section 5.2   Postpone the Performance

If any force majeure event happens, the obligation of the affected Party should be postponed and automatically extended and such Party will not be deemed as breaching the Agreement.

Section 5.3 Notice of Force Majeure

The Party who claims Force Majeure should notify the other Party in writing immediately and provide sufficient evidence of the existence and continuance of the Force Majeure event.

Section 5.4 Resolution

In the event of Force Majeure, both Parties should negotiate immediately for a fair resolution and try their best to minimize the impact.

Section 6. Liability for breach of contract

Section 6.1 Any Party who breaches its representations, warranties, covenants and obligations under the Agreement shall be liable for all the losses incurred by the non-breaching Party resulting from such breach.

Section 7. Governing Law

Section 7.1 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

Section 8. Dispute Resolution.

Section 8.1 Negotiation and Arbitration

If any dispute arises between the Parties relating to this Agreement, they should submit the dispute to China International Economic and Trade Arbitration Commission in accordance with the then applicable arbitration rules. Mediation or arbitration shall take place in Beijing. In the event of arbitration, the Parties agree that the arbitration shall be final and binding to the Parties. The Parties hereby agree that judgment on the arbitration award may be enforced by any court with jurisdiction.

Section 8.2 Effect of Arbitration procedure

The commencement of the arbitration procedures should NOT lead to the termination of the Agreement. This Agreement shall have full legal effect until the arbitration award is given.

Section 9. Reserved

Section 10. Fees and Expenses

Each Party shall be responsible for its own expenses related to this Agreement.

Section 11. Miscellaneous

Section 11.1 Non-waivers.

Failure to exercise and or delay in exercising any right, remedy, power or privilege shall be construed or deemed as a waiver of any underlying rights. Failure to exercise or partial exercise of any right, remedy, power or privilege shall not affect any future exercise of the right, remedy, power or privilege.

Section 11.2 Amendments.

This Agreement is entered into for the benefits of the Parties in the Agreement and their lawful assignees. Any amendment of the Agreement should be made by the written consent of both Parties.

Section 11.3 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of the Agreement.

Section 11.4 Counterparts.

Four original copies of the Agreement should be signed in Chinese, with the Seller and the Buyer holding two copies each.

Section 11.5 Entire Agreement.

This Agreement embodies the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Section 11.6 Expenses, Fees and Taxes.

The Parties agree that each Party shall be responsible for its own expenses, fees, or taxes incident to the preparation, negotiation, subscription and delivery of the Agreement.

MAGIC ERA GROUP LIMITED

Authorized Representative (signature)

Jinzhou Halla Electrical Equipment Co., Ltd.

Authorized Representative: /s/ Qingjie Zhao